Exhibit 99.1
United States Lime & Minerals, Inc. — News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
SECOND QUARTER 2010 RESULTS
Dallas, Texas, July 27, 2010 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2010 results: Revenues increased to $37.9 million from $29.1 million in the comparable prior year quarter, an increase of $8.8 million, or 30.2%. Revenues from the Company’s lime and limestone operations in the second quarter 2010 increased $8.5 million, or 30.8%, to $36.2 million from $27.6 million in the comparable 2009 quarter, while revenues from its natural gas interests increased $278 thousand, or 18.6%, to $1.8 million from $1.5 million in the comparable prior year quarter. For the six months ended June 30, 2010, revenues increased to $71.5 million from $57.4 million in the comparable 2009 period, an increase of $14.1 million, or 24.5%. Revenues from the Company’s lime and limestone operations in the first six months 2010 increased $13.5 million, or 24.9%, to $67.6 million from $54.2 million in the comparable 2009 period, while revenues from its natural gas interests increased $612 thousand, or 18.6%, to $3.9 million from $3.3 million in the comparable prior year period. The increase in lime and limestone revenues in the 2010 periods as compared to last year’s comparable periods primarily resulted from increased sales volumes of the Company’s lime products due to improved demand, principally from its steel customers, and increased prices realized during the periods for the Company’s lime and limestone products.
Production volumes from the Company’s natural gas interests for the second quarter 2010 totaled 229 thousand MCF from 30 wells, sold at an average price of $7.75 per MCF, compared to 343 thousand MCF from 30 wells, sold at an average price of $4.73 per MCF, in the comparable 2009 quarter. Production volumes for the first half 2010 from natural gas interests totaled 465 thousand MCF sold at an average price of $8.40 per MCF, compared to the first half 2009 when 707 thousand MCF was produced and sold at an average price of $5.24 per MCF. Average price per MCF improved in the 2010 periods compared to the 2009 periods primarily because of increased prices for natural gas liquids contained in the Company’s natural gas, which is attributable to the increase in the price of crude oil over the same periods, and, for the second quarter, increased natural gas prices compared to the 2009 quarter, partially offset by reduced production volumes.
The Company reported net income of $5.7 million ($0.88 per share diluted) in the second quarter 2010, compared to net income of $3.4 million ($0.53 per share diluted) in the second quarter 2009, an increase of $2.3 million, or 66.3%. For the first half 2010, net income increased by $4.2 million, or 68.1%, to $10.3 million, compared to $6.1 million for the first half 2009.
The Company’s gross profit was $10.6 million for the second quarter 2010, compared to $6.8 million in the comparable 2009 quarter, an increase of $3.7 million, or 55.0%. Gross profit for the first six months 2010 was $20.1 million, an increase of $7.0 million, or 54.0%, from $13.0 million in the first six months 2009. Included in gross profit for the second quarter and first half 2010 were $9.3 million and $17.2 million, respectively, from the Company’s lime and limestone operations, compared to $5.9 million and $11.1 million, respectively, in the comparable 2009 periods. The improved gross profits and gross profit margins as a percentage of revenues for the Company’s lime and limestone operations in the second quarter and first half 2010, compared to the 2009 comparable periods, resulted primarily from the increased revenues and operating efficiencies, partially offset by costs incurred and accrued as a result of a fatal accident during the second quarter 2010 at the Company’s St. Clair plant. Gross profit from the Company’s natural gas interests increased to $1.3 million and $2.9 million for the second quarter and first half 2010, respectively, from $863 thousand and $1.9 million, respectively, in the comparable 2009 periods, primarily due to the increase in prices compared to the comparable prior year periods. Eight new wells drilled in the fourth quarter 2009 and the first quarter 2010 pursuant to the Company’s lease agreement are expected to be completed as producing wells by the fourth quarter 2010. Two new wells drilled in the first quarter 2010 pursuant to the Company’s drillsite agreement are currently in the process of being completed.

Interest expense in the second quarter 2010 decreased $65 thousand, or 8.9%, to $666 thousand from $731 thousand in the second quarter 2009. Interest expense in the first six months 2010 decreased to $1.3 million from $1.5 million in the first six months 2009, a decrease of $161 thousand, or 10.9%. The decrease in interest expense in the 2010 periods primarily resulted from decreased average outstanding debt due to the repayment of $10.0 million of debt since June 30, 2009. As of June 1, 2010, the Company entered into an amendment to its credit agreement primarily to provide the Company with greater flexibility by removing or reducing certain restrictions on annual capital expenditures, acquisitions, dividends and stock buybacks, and extending the maturity date of its $30 million revolving credit facility by more than three years to June 1, 2015. In return for these improvements, the Company agreed to increase the commitment fee for the revolving facility by 0.050%, increase the LIBOR interest rate margins on existing and new borrowings by 0.625%, reduce the Company’s maximum cash flow leverage ratio (generally the ratio of outstanding debt to EBITDA) from 3.5 to 3.25 to 1 and pay a $100 thousand amendment fee.
Regarding the accident during the second quarter 2010, Timothy W. Byrne, President and Chief Executive Officer, said “We are deeply saddened by the tragic accident that occurred during the second quarter 2010, resulting in the loss of a long-time valued employee at our St. Clair plant.” Mr. Byrne added, “We are cooperating fully with the MSHA investigation, and will continue to do everything in our power to ensure the safety and well-being of our talented and dedicated workforce.”
Addressing the Company’s second quarter 2010 financial results, Mr. Byrne stated, “Comparing the second quarter 2010 to last year’s quarter, we were able to increase our gross profit and gross profit margin for our lime and limestone operations, and we continued to receive significant cash flows from our natural gas interests, even with the normal expected decline in production rates.” Mr. Byrne added, “We also amended our credit agreement during the quarter to provide us much more flexibility going forward.” Mr. Byrne concluded, “Finally, construction demand related to housing developments remains anemic, with highway construction demand improving, although governmental funding of public sector projects is a concern, while demand from the steel industry has leveled off.”
United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, aluminum, paper, utilities, glass, roof shingle and agriculture industries. The Company is headquartered in Dallas, Texas and operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company — O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.
Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
INCOME STATEMENTS	2010	2009	2010	2009

Revenues
Lime and limestone operations	$36,151	$27,639	$67,632	$54,152
Natural gas interests	1,775	1,497	3,909	3,297

Total	$37,926	$29,136	$71,541	$57,449

Gross profit	$10,559	$6,812	$20,079	$13,039
Operating profit	$8,614	$4,894	$15,769	$9,199
Interest expense	666	731	1,320	1,481
Other income, net	(44)	(106)	(46)	(108)
Income tax expense	2,329	863	4,170	1,684

Net income	$5,663	$3,406	$10,325	$6,142

Income per share of common stock:
Basic	$0.88	$0.54	$1.61	$0.97
Diluted	$0.88	$0.53	$1.61	$0.96

Weighted-average shares outstanding:
Basic	6,401	6,367	6,399	6,360
Diluted	6,418	6,393	6,416	6,381

	June 30,	December 31,
BALANCE SHEETS	2010	2009
Assets:
Current assets	$52,837	$40,760
Property, plant and equipment, net	128,542	130,900
Other assets, net	411	410

Total assets	$181,790	$172,070

Liabilities and Stockholders’ Equity:
Current liabilities	$15,925	$16,150
Debt, excluding current installments	34,167	36,666
Deferred tax liabilities, net	7,441	6,026
Other liabilities	4,360	3,247
Stockholders’ equity	119,897	109,981

Total liabilities and stockholders’ equity	$181,790	$172,070

- end -